EXHIBIT 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 29th day of January 2001, by and between Saks Incorporated, a Tennessee corporation (the “Company”), and George Jones (the “Executive”).

Company and Executive agree as follows:

1.    Employment Period.    Commencing on March 1, 2001, (such date being referred to herein as the “Start Date”), Company hereby agrees to employ and continue in its employ the Executive as President and Chief Executive Officer of the “Department Store Group” of the Company and Executive hereby accepts such employment and agrees to remain in the employ of the Company, for the period commencing on the Start Date of this Agreement and ending on the third anniversary of the Start Date (the “Employment Period”); provided that commencing on the first anniversary following the Start Date, and on each anniversary thereafter (the most recent of such dates is herein referred to as the “Renewal Date”), the Employment Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 14 days prior to any Renewal Date, the Company or the Executive shall give notice to the other than the Employment Period shall not be further extended.

2.    Duties.

(a)    Executive’s Position.    Executive shall report directly to the Chief Executive Officer of the Company on a continuing and uninterrupted basis, subject to Section 2(c). Company’s Board of Directors, consistently with its fiduciary duties, shall nominate Executive for election to Company’s Board of Directors and Executive shall be re-elected as a member of such Board upon any expiration of each term as a director during the Employment Period. Not later than 18 months after the Start Date, Company shall give Executive the title of President and Chief Operating Officer of Company. Executive’s duties, responsibilities, and authority shall include (i) overseeing all of the Department Store Group’s operating divisions, and (ii) overseeing of all marketing, merchandising and planning functions.

(b)    Full Time.    During the Employment Period, Executive shall devote substantially all of his working time, energies, and skills to the benefit of Company’s business. Executive agrees to serve Company diligently and to the best of his ability and to use his best efforts to follow the policies and directions of Company’s Chief Executive Officer and Board of Directors except for (i) services on corporate, civic or charitable boards or committees not significantly interfering with the performance of his duties hereunder; (ii) periods of vacation and sick leave to which he is entitled; (iii) the management of personal investments and affairs, and (iv) a ninety (90) day “availability” for consulting arrangement with Executive’s current employer. Executive’s place of business shall be Birmingham, Alabama, and Executive shall not be transferred outside of such area without the Executive’s consent, except for normal business travel.

(c)    Contemplated Spin-Off Transaction.    The Company’s Board of Directors on July 19, 2000 approved a spin-off transactions whereby either Saks Fifth Avenue and its related businesses (the “Saks Fifth Business”) or the Proffitts, Mc Rae’s, Younkers, Parisian,

Herberger’s, Bergners, and Carson Pirie Scott and their related businesses (the “Department Store Group”) will become a separate publicly held company (the “Spin-off Transaction”). In the event that a Spin-off Transaction is consummated, the Company agrees that Executive shall be named as the Chief Executive Officer of the entity which makes up the Department Store Group. As Chief Executive Officer of such entity, Executive will report to directly to the Board of Directors or the Chairman of the Board of the Company.

3.    Compensation.

Executive’s compensation and benefits under this Agreement shall be as follows:

(a)    Base Salary.    During the Employment Period, the Company shall pay Executive a base salary (“Base Salary”) at a rate of no less than $900,000 per year. Executive’s Base Salary shall be paid in installments in accordance with Company’s normal payment schedule for its senior management. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law. The Base Salary shall be reviewed at least every two years following the Start Date and may be increased at any time and from time to time by action of the Board of Directors of the Company or any individual having authority to take such action in accordance with the Company’s regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Company hereunder and, after any such increase, the Base Salary shall not be reduced.

(b)    Bonus.    In addition to the Base Salary, Executive shall be eligible for a yearly cash bonus based upon his performance in accordance with specific annual objectives, set in advance, all as approved by the Chief Executive Officer and the Human Resources Committee of the Board of Directors.

(i)    For fiscal year 2001, Executive’s bonus shall be no less than $900,000. For fiscal years after 2001, Executive’s bonus shall be at least a sum sufficient so that, when added to Executive’s Base Salary for that fiscal year, Executive’s total cash compensation shall be no less than $1,600,000. Such Bonus shall be paid within 90 days of the close of the Company’s fiscal year.

(ii)    In accordance with Company policy, Executive must be employed on the date bonuses are paid in order to receive a bonus.

(c)    Incentive, Savings and Benefit Plans.    In addition to the Base Salary and the Bonus, during the Employment Period the Executive shall be entitled to participate in all incentive and savings plans and programs, including, but not limited to, 401(k) plans, deferred income plans, and retirement plans, as may be in effect from time to time with respect to executives employed by the Company at the Executive’s level. The Executive and/or his family, as the case may be, shall be entitled to receive all amounts which he or his family is or would have been entitled to receive as benefits under all medical, dental, vision, disability, group life, flex-life, associate discount, accidental death and travel accident insurance plans and programs of the Company in which the Executive is a participant as in effect from time to time with respect to senior executives employed by the Company.

(d)    Option Grant.    On the Start Date, and as an inducement to Executive to enter into this Agreement, Executive shall be granted a non-qualified option (“Option”) to purchase 1,000,000 shares of Company common stock at an option price equal to the closing price of the Company’s common stock at the close of business on such date of employment (the “Grant Date”), as reported in the Wall Street Journal. The Option shall be granted pursuant to the Company’s 1997 Amended and Restated Stock-Based Incentive Plan (“1997 Plan”), and shall be subject to the terms and conditions thereof. The Option shall be exercisable at the following times: to the extent of 20% on the 6 month anniversary of Executive’s Start Date, 20% on the first year anniversary of the Start Date, 20% on the second year anniversary of the Start Date, 20% on the third year anniversary of the Start Date, and 20% on the fourth anniversary of the Start Date. The Option may be exercised up to 10 years from the Grant Date, and any portion not exercised by that time shall expire.

As long as Executive remains employed by Company, Executive shall be granted further non-qualified options for 400,000 shares of the Company’s common stock on the first anniversary of the Start Date, and not less than 250,000 shares on his second and third anniversaries of employment. Those option grants will be priced at the closing price on each date of grant and will have similar 4-year vesting schedules and 10-year terms.

(e)    Stock Award.    Company shall award Executive 100,000 shares of Company common stock on the third anniversary of his employment (“Stock Award”) provided that he remains employed by Company on that date. Such common stock will be issued (i) pursuant to a registration statement a declared effective by the Securities and Exchange Commission (“SEC”) and (ii) without any sale or transfer restrictions. Should any change be made to the common stock of the Company after the Start Date by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration prior to the Stock Award, appropriate adjustments shall be made in order to prevent the dilution of benefits hereunder pursuant to the applicable provisions of the 1997 Plan.

(f)    Supplemental Insurance and Benefits.    In addition to the benefits provided in Section 3(c) above, Company shall provide Executive with a long-term disability insurance with a benefit at $30,000 per month and life insurance with a $l million death benefit. Company shall also provide, either directly or through an insurance product, coverage of up to $100,000 per year for medical expenses of Executive and his family not otherwise covered by Company’s general health plan.

(g)    Business Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses incurred by the Executive in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed the Company.

(h)    Fringe Benefits.    The Executive shall be entitled to fringe benefits, commensurate with those available to comparable senior executives employed by the Company. The Company shall pay Executive’s financial advisory and legal counseling expenses incurred with regard to this Agreement in an amount not to exceed $18,000.

(i)    Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation of four weeks per year.

(j)    Relocation Expenses.    The Company shall pay all costs and expenses of the Executive in connection with the relocation of Executive and his family (including his former wife) from Los Angeles, California to Birmingham, Alabama pursuant to that letter agreement dated January 17, 2001 from the Company’s Director of Human Resources (the “Relocation Letter”). Any payments made by Company, as Relocation Expenses shall be subject to a Gross-Up Payment (as herein defined) on any taxes incurred by Executive with respect to any such Relocation Benefits.

(k)    Office; Support Staff.    During the Employment Period, Executive shall be provided with an office or offices of a size and with furnishings and secretarial and support assistance appropriate to his position and duties under this Agreement.

(l)    Directors and Officers Insurance.    The Company agrees to include Executive as an “insured party” in the coverage of its Directors and Offices Insurance, applicable generally to directors and officers of the Company, during the Employment Term.

4.    Termination.    This Agreement is intended to be “evergreen” for three years, and may only be terminated as follows:

(a)    Death or Disability.    This Agreement shall terminate automatically upon the Executive’s death. Company may terminate this Agreement, after having established the Executive’s Disability, by giving to the Executive a written Notice of Termination stating its intention to terminate his employment with the Company effective on the 14th day after receipt of such notice (the “Disability Effective Date”). For purposes of this Agreement, the Executive’s Disability shall occur and shall be deemed to have occurred only when the Executive becomes entitled to receive disability benefits under the Company’s Long-Term Disability Plan for exempt employees and the Supplemental Insurance provided for in Section 3(f) of this Agreement.

(b)    Cause.    The Company may terminate the Executive’s employment for “Cause.” For purposes of this Agreement “Cause” means and is strictly limited to: (i) the conviction of Executive, after all applicable rights of appeal have been exhausted or waived, for any crime that materially discredits the Company or is materially detrimental to the reputation or goodwill of the Company; (ii) commission of any material act or acts of fraud or dishonesty on the Executive’s part which are intended to result in his substantial personal enrichment at the expense or detriment of the Company; (iii) repeated violations by the Executive of his obligations under Section 2 of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which resulted in material injury to the Company; as so determined by the Human Resources Committee of the Company’s Board of Directors and further provided that, in each case, the Executive has received written notice of the described activity, has been afforded a reasonable opportunity to cure or correct the activity described in the notice, and has failed to substantially cure, correct or cease the activity, as appropriate.

(c)    Good Reason.    The Executive may terminate his employment at any time for “Good Reason”. For purposes of this Agreement, “Good Reason” means the reasonable determination by the Executive that any one or more of the following have occurred:

(i)    a mandatory relocation from the Birmingham, Alabama area;

(ii)    any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)    any failure by the Company to name the Executive to the office of Chief Executive Officer in the event of a Spin-off Transaction; or

(iv)    a reduction in duties or status as a result of or after a Change in Control.

(d)    Change of Control.    A “Change of Control” shall be deemed to have occurred if:

(i)    Any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Company, a subsidiary of Company, or any employee benefit plan of Company or its subsidiaries, becomes the beneficial owner of Company’s securities having 25 percent or more of the combined voting power of the then outstanding securities of Company that may be cast for the election for directors of Company (other than as a result of an issuance of securities initiated by Company in the ordinary course of business);

(ii)    As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Company or any successor corporation or entity entitled to vote generally in the election of directors of Company or such other corporation or entity after such transaction, are held in the aggregate by holders of Company’s securities entitled to vote generally in the election of directors of Company immediately prior to such transactions; or

(iii)    During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company’s stockholders, of each director of Company first elected during such period was approved by a vote of at least two-thirds of the directors of Company then still in office who were directors of Company at the beginning of any such period.

“Spin-off Transaction” shall not be deemed to be a “Change in Control.”

(e)    Potential Change in Control.    A “Potential Change in Control” means the happening of any of the following:

(i)    The approval by stockholders of an agreement by Company, the consummation of which would result in a Change of Control of Company; or

(ii)    The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than Company, wholly-owned subsidiary thereof or any employee benefit plan of Company or its subsidiaries (including any trustee of such plan acting as trustee)) of securities of Company representing 5 percent or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of Directors of Company of a resolution to the effect that a Potential Change in Control of Company has occurred for purposes of this Agreement.

(f)    Notice of Termination.    Any termination of the Executive’s employment by the Company for Cause or following a Change of Control or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) except in the event of a termination following a Change of Control, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

(g)    Date of Termination.    “Date of Termination” means the Date of actual receipt of the Notice of Termination or any later Date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Executive’s employment is terminated by the Company for any reason other than Cause or Death or Disability, the Date of Termination is the Date on which the Company notifies the Executive of such termination; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death.

5.    Obligations of The Company upon Termination.    The Executive shall be entitled to the following benefits on or after the Date of Termination:

(a)    In the event that Executive’s employment is terminated for any reason or no reason, Executive agrees to resign as an officer and/or director of Company (or any of its subsidiaries or affiliates), effective as of the Date of Termination, and Executive agrees to return to Company upon such Termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of Company or such subsidiary or affiliate.

(b)    Death.    If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations by the Company to the Executive’s legal representatives under this Agreement other than those obligations accrued hereunder or under the terms of any applicable Company plan or program which takes effect at the date of his death or as otherwise provided in this Section 5(b). In such event, Executive’s legal representative shall have (i) the right to exercise any unexercised stock options pursuant to the Company’s 1997 Plan, (ii) all 100,000 shares of common stock awarded under Section 3(e)

above shall be awarded if those shares have not already been awarded, and (iii) any rights which Executive on Executive’s estate or dependants may have under COBRA or any other federal or state law which are derived independent of this Agreement by reason of his participation in any employee benefit arrangement or plan maintained by the Company.

(c)    Disability.    If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive shall be entitled to receive after the Disability Effective Date (i) disability benefits provided by the Company to disabled executives and/or their families and (ii) those other benefits described in this Section 5(c). In such event, Executive’s legal representative shall have (i) the right to exercise any unexercised stock options pursuant to the Company’s 1997 Plan, (ii) all 100,000 shares of common stock awarded under Section 3(e) above shall be awarded if those shares have not already been awarded, and (ii) any rights which Executive on Executive’s estate or dependants may have under COBRA or any other federal or state law which are derived independent of this Agreement by reason of his participation in any employee benefit arrangement or plan maintained by the Company.

(d)    Cause.    If the Executive’s employment is terminated for Cause or if the Executive terminates his employment without Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, the Company shall have no further obligations to the Executive under this Agreement.

(e)    Good Reason; Other Than for Cause or Death or Disability.    If the Company terminates the Executive’s employment other than for Cause or Death or Disability or the Executive terminates his employment for Good Reason (in each case, other than within 18 months following a Change of Control):

(i)    Company shall pay to the Executive in a lump sum as soon as practicable after the Date of Termination the aggregate of the following amounts:

(A)    if not theretofore paid, the Executive’s Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination was given;

(B)    a current year Bonus prorated to reflect the total number of days the Executive is employed in the year in which termination occurs notwithstanding Section 3(b)(ii);

(C)    $3.2 million, which is two times the sum of the Executive’s guaranteed minimum Base Salary and minimum Bonus, notwithstanding Section 3(b)(ii), but without proration.

(ii)    Stock Options granted to the Executive under the Company’s 1997 Plan or any successor plans (the “Stock Option Plans”) which options have been granted for more than six months shall become immediately exercisable and the Executive shall have a period of 90 days following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise all options granted under the Stock Option Plans then exercisable or which become exercisable pursuant to this clause (ii) and a pro-rata number of the

100,000 shares of common stock awarded under Section 3(e) above if those shares have not already been awarded.

(iii)    Company shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Section 3(g) if his employment had not terminated.

(iv)    Until the earlier of (x) the third anniversary of the Date of Termination or (y) the date the Executive accepts other employment, the Company shall provide to the Executive at the Company’s expense medical, dental, vision, disability, group life insurance and any supplemental insurance benefits with the coverage in effect immediately prior to the Date of Termination (the last 18 months of the Executive’s coverage under any such insurance coverages shall be deemed to be participation under an election to continue such benefits under the Consolidated Omnibus Budget Reconciliation Act at the Company’s expense);

(v)    Until the 18 month anniversary of the Date of Termination, the Company shall provide to the Executive at the Company’s expense coverage under the Company’s Directors and Officers Insurance.

(f)    Change of Control.    If, within 18 months following a Change of Control, the Executive terminates his employment for Good Reason or the Company or the surviving entity terminates the Executive’s employment other than for Cause or Death or Disability, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the amounts set forth in Sections 5(e)(i), 5(e)(ii), 5(e)(iii), 5(e)(iv) and 5(e)(v). In addition, Executive shall vest in the Company’s Supplemental Savings Plan at the retirement rate.

(g)    Gross-Up Payment.    If it is determined that any payment or distribution by the Company to the Executive pursuant to either Section 5(e) or Section 5(f) (determined without regard to any additional payments required pursuant to this sentence) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as an “excess parachute payment” under Section 280(G)(b) of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive with respect to each Payment an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

6.    Non-competition; Unauthorized Disclosure.

(a)    Non-competition.    During the Employment Period, and for a period of one year thereafter, Executive:

(i)    shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (i) the businesses conducted at the date hereof by Company or any subsidiary or affiliate, or (ii) any business in which Company or any subsidiary or affiliate is substantially engaged at any time during the Employment Period; and

(ii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate their employment relationship.

(b)    Unauthorized Disclosure.    During the Employment Period, and for a further period of one year thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive for Company, any confidential information obtained by him while in the employ of Company; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Executive).

(c)    Scope of Covenants; Remedies.    The following provisions shall apply to the covenants of Executive contained in this Section 6:

(i)    the covenants contained in Section 6(a) shall apply within all the territories in which Company or its affiliates or subsidiaries are actively engaged in the conduct of business while Executive is employed under this Agreement;

(ii)    without limiting the right of Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 6, it is expressly agreed by Executive and Company that such other remedies cannot fully compensate Company for any such violation and that Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

(iii)    each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 6, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

(iv)    the covenants contained in this Section 6 shall survive the conclusion of Executive’s employment by Company.

7.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program from time to time provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with the Company. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

8.    Set Off.    Except as provided herein, the Company’s obligation to make the payments provided for in this Agreement shall not be affected by any right of set-off, counterclaim, recoupment, or failure to mitigate which the Company may assert against the Executive with the exception of amounts due from the Executive of a determinable amount.

9.    General Provisions.

(a)    Notices.    Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, mail, electronic mail, overnight courier, or facsimile. Notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 9(a). Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:	George Jones 750 Lakeshore Parkway Birmingham, AL 35211

With a copy to:	Buchalter, Nemer, Fields & Younger, P.C. Suite 2400 601 South Figueroa Street Los Angeles, CA 90017 Attn: Stuart D. Buchalter, Esq.

If to Company:	Office of the General Counsel Saks Incorporated 750 Lakeshore Parkway Birmingham, AL 35211

(b)    Partial Invalidity.    If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

(d)    No Conflicting Agreement.    By signing this Agreement, Executive warrants that, apart from a letter agreement dated June 29, 1998, with his current employer, a copy of which has been provided to the Company on a confidential basis, he is not a party to any restrictive covenant, agreement or contract which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

(e)    Indemnification.    Company shall indemnify and hold harmless Executive from and against any claim brought by his former employer under such letter agreement dated June 29, 1998.

(f)    Attorney’s Fees after a Change in Control.    If Executive brings any action to enforce his purported rights under this Agreement after a Change in Control, Company shall reimburse Executive for his reasonable costs, including attorney’s fees, incurred. Company shall reimburse Executive as the costs are incurred and without regard to the outcome of the action.

(g)    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program from time to time provided by Company and for which Executive may qualify. Except as otherwise provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of Company at or subsequent to the termination of Executive’s employment shall be payable in accordance with such plan or program.

(h)    Amendment; Waiver.    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, except for relocation matters addressed in the Relocation Letter, and may be amended, modified or changed only by a written instrument executed by the Executive and the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(i)    Headings.    The Section, paragraph, and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

(j)    Successors.

(i)    This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative.

(ii)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“COMPANY” Saks Incorporated

By:
Brian J. Martin Executive Vice President

“EXECUTIVE”

George Jones